Exhibit 10.13

CONFIDENTIAL TREATMENT

[***] Indicates that text has been omitted, which is the subject of a confidential treatment request. This text has been separately filed with the SEC.

EXECUTION COPY

SUB-SERVICING AGREEMENT

between

GENERAL ELECTRIC CAPITAL CORPORATION,

as Servicer,

and

NBCUNIVERSAL MEDIA, LLC,

as Sub-Servicer

Dated as of February 4, 2011

i

EXHIBITS AND SCHEDULES

EXHIBIT A	Servicing Agreement

SCHEDULE 2.3	Form of NBCUniversal Monthly Report

SCHEDULE 2.10	Form of Obligor Notification

SCHEDULE 2.10-A	Form of Obligor Payment Termination Notice

ii

This SUB-SERVICING AGREEMENT, dated as of February 4, 2011 (this “Agreement”), is between GENERAL ELECTRIC CAPITAL CORPORATION, a Delaware corporation (“GE Capital”), in its capacity as servicer (the “Servicer”) and NBCUNIVERSAL MEDIA, LLC, a Delaware limited liability company (“NBCUniversal”), in its capacity as Sub-Servicer (the “Sub-Servicer”).

WHEREAS, Servicer has entered into the Servicing Agreement (as defined below) and Servicer desires to have Sub-Servicer perform certain of the duties of Servicer, and to provide such additional services consistent with this Agreement as Servicer may from time to time request; and

WHEREAS, Sub-Servicer has the capacity to provide the services required hereby and is willing to perform such services for Servicer on the terms set forth herein;

NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS AND INTERPRETATION

Section 1.1 Definitions. (a) Capitalized terms used and not otherwise defined herein are used as defined in (or by reference in) the Servicing Agreement, dated as of the date hereof, between NBCU Accounts Receivable Funding Master Note Trust (the “Issuer”) and Servicer (the “Servicing Agreement”) a copy of which is attached hereto as Exhibit A and made a part hereof.

(b) The following terms used herein shall have the following meanings:

“Agreement” has the meaning set forth in the preamble.

“Confidential Information Persons” has the meaning set forth in Section 7.8(b).

“Data Feed” has the meaning set forth in Section 4.1(b)(ii).

“Debtor Relief Laws” means Title 11 of the United States Code and all other applicable liquidation, conservatorship, bankruptcy, moratorium, rearrangement, receivership, insolvency, reorganization, suspension of payments, readjustment of debt, marshalling of assets or similar debtor relief laws of the United States of America, any state or any foreign country from time to time in effect, affecting the rights of creditors generally.

“Determination Date” has the meaning set forth in the Indenture.

“Dilution Data Review” means a third-party review and related report, by an independent consulting firm selected by the Performance Guarantor, in form and substance satisfactory to each of the Performance Guarantor and Servicer (a copy of which has been provided to the Indenture Trustee and the Noteholders), which shall report on the achievement or otherwise of the “Target Dilution Accuracy”.

“Dilution Process Review” means a third-party review and related report, by an independent consulting firm selected by the Performance Guarantor, in form and substance satisfactory to each of the Performance Guarantor and Servicer (a copy of which has been provided to the Indenture Trustee and the Noteholders) with respect to the servicing, administration and credit and collection procedures and processes of NBCUniversal as they relate to Dilution, which shall report on the achievement of the “Process Standard” or address deficiencies in that regard.

“Dilution Ratio” has the meaning set forth in the Series 2011-1 Indenture Supplement.

“Dilutions” has the meaning set forth in the NBCU Sale and Contribution Agreement.

“Effective Date” means February 4, 2011.

“GE Capital” has the meaning set forth in the preamble.

“Initial Data Feed” means the Data Feed to be provided by Sub-Servicer to the Servicer by the August 2011 Determination Date.

“Issuer” has the meaning set forth in Section 1.1(a).

“Loan Agreement” has the meaning set forth in the NBCU Sale and Contribution Agreement.

“NBCUniversal” has the meaning set forth in the preamble.

“NBCUniversal Confidential Information Persons” has the meaning set forth in Section 7.8(b).

“NBCUniversal Downgrade Event” means, at any time, (i) the failure of Seller to maintain a long-term debt rating of at least BBB- and Baa3 by S&P and Moody’s, respectively (or the equivalent rating by S&P or Moody’s, as applicable, if such rating agency modifies its rating denomination system) or (ii) Seller has no long-term debt rating from S&P or Moody’s or any such rating has been withdrawn by S&P or Moody’s.

“NBCUniversal Entity” means NBCUniversal or any of its Affiliates from time to time party to the Subsidiary Sale Agreement.

“NBCUniversal Monthly Report” has the meaning set forth in Section 2.3.

“Noteholder” has the meaning set forth in the Indenture.

“Permitted Encumbrances” has the meaning set forth in the NBCU Sale and Contribution Agreement.

“Process Standard” has the meaning set forth in clause (b) of the definition of “Remediation Plan Trigger”.

“Purchase Price Letter” has the meaning set forth in the NBCU Sale and Contribution Agreement.

“Related Documents” means the Servicing Agreement, this Agreement, any other Sub-Servicing Agreement, the Indenture, the Indenture Supplements, the Loan Agreements, the Subsidiary Sale Agreement, the NBCU Sale and Contribution Agreement, the NBCU SPE Transfer Agreement, the Transfer Agreement, the Senior Trust Certificate Supplement to the Trust Agreement, the Purchase Price Letter, and any other document heretofore, now or hereafter executed by or on behalf of any Person, or any employee of any Person, and delivered in connection with any of the foregoing or the transactions contemplated thereby.

“Remediation Plan Trigger” means the failure of NBCUniversal, (a) no later than the August 2011 Determination Date, to complete the Dilution Data Review and cause to be delivered a report that: (i) states that the Dilution Ratio as reported by NBCUniversal is within 10% of the actual reviewed Dilution Ratio for a minimum of two consecutive months (the “Target Dilution Accuracy”), or (ii) is otherwise deemed satisfactory by the Performance Guarantor and the Servicer, in their sole and absolute discretion, or (b) no later than the earlier to occur of: (i) September 30, 2011, and (ii) 60 days following the receipt of the Dilution Process Review, to deliver a report that concludes that NBCUniversal’s processes with respect to the identification and calculation of Dilution are accurate and reliable (the “Process Standard”), and NBCUniversal has fully implemented a remediation or other plan acceptable to the Performance Guarantor and Servicer.

“Required Law” means any law (including common law), constitution, statute, treaty, regulation, rule, ordinance, order, injunction, writ, decree or award of a Governmental Authority.

“Responsible Officer” has the meaning set forth in the NBCU Sale and Contribution Agreement.

“Senior Trust Certificate Supplement” has the meaning set forth in the Indenture.

“Servicer” has the meaning set forth in the preamble.

“Servicing Agreement” has the meaning set forth in Section 1.1(a).

“Sub-Serviced Assets” has the meaning set forth in Section 2.1.

“Sub-Servicer” has the meaning set forth in the preamble.

“Sub-Servicer Indemnified Person” has the meaning set forth in Section 7.1.

“Sub-Servicer Material Adverse Effect” means, any event which, in the reasonable opinion of Servicer, has or is reasonably likely to have, individually or in the aggregate, a material adverse effect on (a) the ability of Sub-Servicer to perform any of its obligations under this Agreement or any Related Document to which it is a party in accordance with the terms hereof or thereof (including the adequacy or sufficiency of (i) Sub-Servicer’s information technology systems or other data or computer systems and (ii) Sub-Servicer’s maintenance of any Sub-Servicing Records (or the completeness thereof)), (b) the validity or enforceability of this Agreement, any Subject Document to which Sub-Servicer is a party or the rights and remedies of Servicer under any Subject Document or (c) the ownership interests or Liens of Transferor, Issuer or the Indenture Trustee with respect to the Receivables or the priority of such interests or Liens.

“Sub-Servicer Termination Notice” means any written notice by Servicer to Sub-Servicer substantially to the effect that NBCUniversal’s appointment as Sub-Servicer under this Agreement has been terminated by Servicer.

“Sub-Servicer Trigger Event” means the occurrence of any of the following events:

(a) any failure by Sub-Servicer to make any payment, transfer or deposit on or before the date occurring 2 Business Days after the date such payment, transfer or deposit is required to be made or given by Sub-Servicer, as the case may be; provided, that, if such delay or failure was caused by an act of God or other similar occurrence, then a Sub-Servicer Trigger Event shall not be deemed to have occurred until 30 Business Days after the date of such failure;

(b) failure on the part of Sub-Servicer duly to observe or perform in any material respect any other covenants or agreements of Sub-Servicer set forth in this Agreement, which continues unremedied for a period of 10 Business Days after the date on which written notice of such failure requiring the same to be remedied shall have been given to Sub-Servicer by Servicer; provided, that, if such failure was caused by an act of God or other similar occurrence, then a Sub-Servicer Trigger Event shall not be deemed to have occurred unless such failure continues unremedied for a period of 30 Business Days after such notice;

(c) any representation or warranty made by Sub-Servicer in this Agreement shall prove to have been incorrect when made, and which continues to be incorrect in any material respect for a period of 10 Business Days after the date on which written notice of such failure, requiring the same to be remedied, shall have been given to Sub-Servicer by Servicer; provided, that, if the inaccuracy was caused by an act of God or other similar occurrence, then a Sub-Servicer Trigger Event shall not be deemed to have occurred unless such representation or warranty continues to be incorrect in any material respect for a period of 30 Business Days after such notice; and

(d) a Sub-Servicer Material Adverse Effect.

“Sub-Servicing Fee” has the meaning set forth in Section 2.4.

“Sub-Servicing Records” means all documents, books, Records and other information (including computer programs, tapes, data tapes, disks, data processing software and related property and rights) prepared and maintained by Sub-Servicer with respect to the Sub-Serviced Assets and the Obligors (and, if applicable, the related advertising agency if such Obligor is an advertiser customer) related thereto.

“Subject Documents” has the meaning set forth in the NBCU Sale and Contribution Agreement.

“Target Dilution Accuracy” has the meaning set forth in clause (a) of the definition of “Remediation Plan Trigger”.

“to the best knowledge of” has the meaning set forth in the NBCU Sale and Contribution Agreement.

“Unrelated Amounts” has the meaning set forth in Section 4.1(m).

Section 1.2 Other Interpretive Matters. All terms defined directly or by incorporation in this Agreement shall have the defined meanings when used in any certificate or other document delivered pursuant thereto unless otherwise defined therein. For purposes of this Agreement and all certificates and other documents, unless the context otherwise requires: (a) accounting terms not otherwise defined in this Agreement, and accounting terms partly defined in this Agreement to the extent not defined, shall have the respective meanings given to them under generally accepted accounting principles; (b) unless otherwise provided, references to any month, quarter or year refer to a calendar month, quarter or year; (c) terms defined in Article 9 of the UCC and not otherwise defined in this Agreement are used as defined in that Article; (d) references to any amount as on deposit or outstanding on any particular date means such amount at the close of business on such day; (e) the words “hereof”, “herein” and “hereunder” and words of similar import refer to this Agreement (or the certificate or other document in which they are used) as a whole and not to any particular provision of this Agreement (or such certificate or document); (f) references to any Section, Schedule or Exhibit are references to Sections, Schedules and Exhibits in or to this Agreement (or the certificate or other document in which the reference is made), and references to any paragraph, subsection, clause or other subdivision within any Section or definition refer to such paragraph, subsection, clause or other subdivision of such Section or definition; (g) the term “including” means “including without limitation”; (h) references to any law or regulation refer to that law or regulation as amended from time to time and include any successor law or regulation; (i) references to any agreement refer to that agreement as from time to time amended, restated or supplemented or as the terms of such agreement are waived or modified in accordance with its terms (including, with respect to the Indenture, by Indenture Supplements or supplemental indentures); and (j) references to any Person include that Person’s successors and assigns.

ARTICLE II

APPOINTMENT OF SUB-SERVICER; CERTAIN DUTIES AND

RESPONSIBILITIES OF SUB-SERVICER; REMOVAL AND RESIGNATION

OF SUB-SERVICER

Section 2.1 Appointment of Sub-Servicer. Servicer hereby revocably appoints Sub-Servicer as its agent to sub-service the Serviced Receivables (such Serviced Receivables may be referred to collectively as the “Sub-Serviced Assets”). Sub-Servicer hereby accepts such appointment and agrees to perform the duties and obligations set forth herein on the terms and subject to the conditions set forth herein. Sub-Servicer may not delegate, assign or transfer any of its duties or obligations hereunder, without the express prior written consent of Servicer (which Servicer may withhold in its sole and absolute discretion).

Section 2.2 Duties and Responsibilities of Sub-Servicer. Subject to the provisions of this Agreement, Sub-Servicer shall conduct the servicing, administration and collection of the Sub-Serviced Assets under the same terms as Servicer is bound under the Servicing Agreement and (i) with at least the same degree of care as required thereunder (including in Section 2.2 of the Servicing Agreement) as if all references therein to “Servicer” were references to Sub-Servicer and (ii) with reasonable care and diligence, in a manner no less diligent than it services, administers and collects its own assets, and in accordance with all Required Law, and shall be bound by the covenants and undertakings set forth in Sections 2.2, 2.3, 2.4, 2.6, 2.7, 2.9 (subject to Section 4.1(l) hereof), 2.10, 2.12, 4.1 and 4.3 of the Servicing Agreement as if it were Servicer thereunder. Sub-Servicer shall also take or cause to be taken all such action as may be necessary or advisable to collect and service each Sub-Serviced Asset from time to time, including collecting, identifying and posting of all payments, responding to inquiries of Obligors, investigating delinquencies and defaults, accounting for Collections and Unrelated Amounts and holding and remitting such Collections as described in this Agreement. In addition, without limiting the generality of the foregoing, Sub-Servicer shall comply with clauses (a), (b) and (c) of Section 2.6 of the Servicing Agreement as if all references therein to “Servicer” were references to Sub-Servicer. If Sub-Servicer fails to comply with clause (b) or clause (c) of Section 2.6 of the Servicing Agreement and, as a result, Servicer is obligated to purchase any Serviced Receivable (constituting Sub-Serviced Assets) from Issuer, Sub-Servicer shall purchase such Serviced Receivables from Servicer, and Servicer shall assign such Serviced Receivable to Sub-Servicer, for the same price that Servicer is required to pay for such Serviced Receivables pursuant to such Section 2.6. Such price shall be paid by Sub-Servicer to Servicer promptly, but in any event before the earlier of (i) the time that Servicer is obligated to make such corresponding payment under such Section 2.6 and (ii) two (2) Business Days after notice of such pending payment by Servicer. Sub-Servicer shall also hold in trust for Servicer for the further benefit of Issuer and its assignees all Records (including the Sub-Servicing Records) to the extent such Records evidence or relate to any Sub-Serviced Asset or the servicing thereof. Sub-Servicer shall not make Servicer, Transferor, Issuer, NBCU SPE or any of their respective Affiliates or the Trustee or the Indenture Trustee a party to any Litigation without the prior written consent of such Person and prior written notice to Servicer.

Section 2.3 Reporting Requirements. Sub-Servicer agrees that it shall assist Servicer in preparing and delivering (and shall provide all necessary information with respect to the Sub-Serviced Assets to enable Servicer to prepare and deliver) the financial statements, notices and other information contemplated by Section 2.7 of the Servicing Agreement, including delivering to Servicer by each Reporting Date a report for the related Settlement Period in substantially the form set forth on Schedule 2.3 (the “NBCUniversal Monthly Report”), and such other information with respect to the Sub-Serviced Assets or the related Obligors as Servicer may from time to time reasonably request. Sub-Servicer agrees to cooperate with Servicer and to provide such information as is reasonably necessary to assist Servicer’s confirmation of the Receivables Balance in respect of any Sub-Serviced Receivable or the amount of any Dilutions, in each case as set forth in a NBCUniversal Monthly Report. Notwithstanding anything to the contrary set forth in Section 2.7 of the Servicing Agreement, at the reasonable request of Servicer, Sub-Servicer shall promptly request from the applicable Obligor any notices, documents, reports, correspondence, communications and other information which pertain to either the terms or the collectability of any related Sub-Serviced Asset. In addition, Sub-Servicer shall promptly notify Servicer upon its notice or knowledge (but in any event, no more than five (5) Business Days following such notice or knowledge) of any event or occurrence that could reasonably be expected to have a material adverse effect on (i) the ability of any advertising agency to perform any of its obligations under any Contract or (ii) the financial condition of any advertising agency.

Section 2.4 Sub-Servicing Fees. On each Settlement Date, Servicer will pay to Sub-Servicer in arrears, as compensation for Sub-Servicer’s subservicing activities hereunder and as reimbursement for Sub-Servicer’s reasonable costs and expenses in connection therewith in respect of any Settlement Period (or portion thereof) prior to the termination of Sub-Servicer’s obligations under this Agreement, a fee equal to one-twelfth of the product of (a) the aggregate outstanding balance of Serviced Receivables at the beginning of the prior Settlement Period and (b) [***] percent ([***]%) (the “Sub-Servicing Fee”). For [***] days following any permitted resignation of Sub-Servicer pursuant to Section 2.5 or the termination of Sub-Servicer’s responsibilities under this Agreement pursuant to Section 2.6, Servicer will pay the Sub-Servicing Fee to Sub-Servicer in accordance with this Section 2.4 so long as Sub-Servicer fully complies with Section 4.1(c) and each other section of this Agreement that survives the termination of this Agreement pursuant to Section 7.7.

For the avoidance of doubt, Sub-Servicer shall be required to pay for all costs and expenses incurred by it in connection with its activities hereunder (including any payments to accountants, counsel or any other Person) and shall not be entitled to any payment or other reimbursement therefor other than the Sub-Servicing Fee.

Section 2.5 Resignation of Sub-Servicer. Sub-Servicer may resign from the obligations and duties hereunder or hereby imposed on it only (a) with the prior written consent of Servicer or (b) upon the reasonable determination of Sub-Servicer that (i) the performance of its duties hereunder has become impermissible under Required Law and (ii) there is no commercially reasonable action which Sub-Servicer could take to make the performance of its duties hereunder permissible under Required Law. No such resignation shall become effective until Servicer or such other Person designated by Servicer shall have fully assumed the responsibilities and obligations of Sub-Servicer in accordance with Section 2.8.

Section 2.6 Termination of Sub-Servicer. Servicer may, at any time, terminate this Agreement or give Sub-Servicer notice that Servicer has revoked NBCUniversal’s appointment as Sub-Servicer hereunder for any reason (whether for cause or without cause) in its sole and absolute discretion, in any case, by delivering to Sub-Servicer a Sub-Servicer Termination Notice. The effective date of the termination of this Agreement by Servicer or Servicer’s revocation of Sub-Servicer’s appointment hereunder will be set forth in such Sub-Servicer Termination Notice.

Section 2.7 Effect of Termination or Resignation. Any termination or resignation of Sub-Servicer under this Agreement shall not affect any claims that Servicer or any other Sub-Servicer Indemnified Person may have against Sub-Servicer for events or actions taken or not taken by Sub-Servicer or other occurrences arising prior to any such termination or resignation or any representation, warranty, indemnity, covenant or other obligation or undertaking that survive the termination hereof.

Section 2.8 Appointment of a Successor Sub-Servicer. In connection with any permitted resignation of Sub-Servicer pursuant to Section 2.5 or the termination of Sub-Servicer’s responsibilities under this Agreement pursuant to Section 2.6, all authority and power of Sub-Servicer under this Agreement shall immediately revert to Servicer or such other Person designated by Servicer, and Servicer or such other Person shall succeed to all rights and assume all of the responsibilities, duties and liabilities of Sub-Servicer under this Agreement, as applicable; provided, that Servicer or such other Person designated by Servicer shall have no responsibility for any actions of Sub-Servicer prior to the date of its succession hereunder. If Servicer so designates a Person to succeed to all rights and assume all of the responsibilities, duties and liabilities of Sub-Servicer under this Agreement, such Person shall accept its appointment by executing, acknowledging and delivering to Servicer an instrument in form and substance acceptable to Servicer evidencing such appointment.

Section 2.9 Additional Duties of Sub-Servicer. At any time concurrently with the appointment of a successor Sub-Servicer as described in Section 2.5 or Section 2.8 and the assumption by such successor Sub-Servicer of the responsibilities and duties hereunder, Sub-Servicer agrees that it shall terminate its activities as Sub-Servicer hereunder and cooperate fully with Servicer and any successor Sub-Servicer in a manner acceptable to Servicer so as to facilitate the transfer of servicing to Servicer (or another Person designated by Servicer), including (i) promptly (and in any event within two (2) Business Days following the receipt thereof) delivering to, or at the direction of, Servicer of any Collections that are in the possession or under the control of Sub-Servicer, and (ii) promptly, and in any event within three (3) Business Days, surrendering all Sub-Servicing Records in its possession or control to Servicer or a Person designated by Servicer in such place, manner and form as Servicer shall direct. Sub-Servicer shall account for all funds and shall execute and deliver such instruments and do such other things as may be required to more fully and definitively vest and confirm in Servicer all rights, powers, duties, responsibilities, obligations and liabilities of Sub-Servicer hereunder.

Section 2.10 Notice to Obligors. At any time prior to or following the termination or resignation of Sub-Servicer pursuant to the terms of this Agreement, Servicer may, at Sub-Servicer’s expense, notify, by use of a notification in substantially the form of Schedule 2.10 (each, an “Obligor Notice”), any Obligor (and, if applicable, the related advertising agency if such Obligor is an advertiser customer) of any of the transfers of the Sub-Serviced Assets pursuant to any Related Document. Sub-Servicer shall promptly (and in any event within one (1) Business Day following any such request and delivery from Servicer) execute each Obligor Notice received from Servicer. Upon payment in full of all of the Serviced Receivables, Servicer shall, promptly following (i) the request by Sub-Servicer and (ii) Sub-Servicer’s execution and delivery of the related Obligor Payment Termination Notice (as defined below) to Servicer (and in any event within one (1) Business Day following any such request), execute and deliver, at Sub-Servicer’s expense, a notice substantially in the form of Schedule 2.10-A (each, an “Obligor Payment Termination Notice”) to each Obligor that has received from Servicer an Obligor Notice; provided, however, that, notwithstanding anything to the contrary set forth in this Section 2.10, if any payment made by an Obligor is subsequently voided, avoided, rescinded, or required to be returned, turned over or repaid or otherwise recovered from Servicer, Transferor or Issuer pursuant to or in accordance with an Insolvency Event with respect to such Obligor (regardless of whether (i) such Obligor has previously received an Obligor Notice or an Obligor Payment Termination Notice or (ii) all of the Serviced Receivables have been paid in full), Servicer shall be entitled to provide such Obligor an Obligor Notice or rescind any Obligor Payment Termination Notice, as applicable. Servicer further agrees that if at any time (i) following the termination or resignation of Sub-Servicer pursuant to the terms of this Agreement or (ii) after any Obligor has received from Servicer an Obligor Notice but before such Obligor has received an Obligor Payment Termination Notice, Servicer has received any payment from (x) any Obligor (in the case of clause (i) of this sentence) or (y) such Obligor (in the case of clause (ii) of this sentence), Servicer will, on the first Settlement Date (and, to the extent of any shortfall on such Settlement Date, on the next Settlement Date thereafter) after Servicer has actual knowledge that Seller is entitled to such payment pursuant to Section 2.4 or Section 6.1(c) of the NBCU Sale and Contribution Agreement, or such payment is not in respect of a Transferred Receivable, including, without limitation, because such Receivable has been reassigned to Seller pursuant to Section 6.1(d) of the NBCU Sale and Contribution Agreement, remit such amount to Seller, together with such details as shall be reasonably available to Servicer with respect to such payment received; provided, however, that Servicer’s obligation to remit such amount to Seller shall be limited to funds then available to Servicer for remittance to the Issuer on such Settlement Date in accordance with the Related Documents; provided, further, that, remittance to Seller pursuant to this Section 2.10 shall include amounts which Transferor is entitled to retain pursuant to Section 2.4 or Section 6.1(c) of the Transfer Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

Section 3.1 Representations and Warranties of Sub-Servicer. Sub-Servicer represents and warrants to Servicer on each day that any Serviced Receivable remains outstanding (except (i) with respect to clause (f)(i), which shall only be made as of the Effective Date, and (ii) with respect to clause (f)(ii), which shall only be made as of the applicable date following the Effective Date set forth therein) as follows:

(a) It (i) is a limited liability company duly organized, validly existing and in good standing under the laws of its jurisdiction of its organization, (ii) has all power and all licenses, authorizations, consents and approvals of all Governmental Authorities required to carry on its business in each jurisdiction in which its business is now and proposed to be conducted, including to execute, deliver and carry out the terms hereof and (iii) is duly qualified to do business and is in good standing in each jurisdiction in which the nature of its business requires it to be so qualified, except where the failure to be so qualified or in good standing would not have, individually or in the aggregate, a Sub-Servicer Material Adverse Effect.

(b) It has the power and authority to execute and deliver this Agreement and to perform its obligations contemplated hereby.

(c) This Agreement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to any applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws now or hereafter in effect relating to or affecting the enforceability of creditors’ rights generally and general equitable principles, whether applied in a proceeding at law or in equity.

(d) The execution, delivery and performance by it of this Agreement (i) are within its powers, (ii) have been duly authorized by all necessary action, (iii) require no consent of, notice to, filing with or permits, qualifications or other action by any Governmental Authority or any other Person, other than consents, notices, filings and other actions which have been obtained or made, (iv) do not contravene or constitute a default under (A) its certificate of formation or operating agreement, (B) any Required Law applicable to it, (C) any contractual restriction binding on or affecting it or its property or (D) any order, writ, judgment, award, injunction, decree or other instrument binding on or affecting it or its property (and, with respect to clauses (B), (C) and (D), except as would not, individually or in the aggregate, be reasonably expected to cause a Sub-Servicer Material Adverse Effect), and (v) do not result in the creation or imposition of any Lien (other than Permitted Encumbrances) upon or with respect to its property, the property of any of its Affiliates or any Sub-Serviced Assets.

(e) There is no Litigation pending, or to the best knowledge of Sub-Servicer, threatened, against or affecting it or any of its Affiliates, its respective properties or any of the Sub-Serviced Assets, in any court or tribunal, before any arbitrator of any kind or before or by any Governmental Authority, (i) which is reasonably likely to be determined adversely and if so determined would, individually or in the aggregate, have a Sub-Servicer Material Adverse Effect, (ii) which asserts the invalidity of this Agreement, or (iii) which is seeking any determination or ruling that could, individually or in the aggregate, adversely affect the validity or enforceability of this Agreement or the ability of it to perform its obligations and duties hereunder.

(f) (i) All written factual information heretofore furnished by Sub-Servicer to Servicer with respect to the Sub-Serviced Assets for the purposes of, or in connection with, this Agreement was true and correct in all material respects on the date as of which such information was stated or certified, or as of the date most recently updated.

(ii) The representation and warranty set forth in clause (f)(i) above shall also be deemed to be made after the Effective Date with respect to any additional information on the date such information is delivered.

(g) It is not insolvent or subject to an Insolvency Event.

(h) It is not, and is not “controlled by”, an “investment company”, in each case, within the meaning of the Investment Company Act of 1940.

ARTICLE IV

COVENANTS

Section 4.1 Affirmative Covenants of Sub-Servicer. Sub-Servicer covenants and agrees that at all times from and after the Effective Date and until the date on which the outstanding balances of all Serviced Receivables have been reduced to zero:

(a) Maintenance of Files; Inspections; and Initial Dilution Reviews.

(i) Sub-Servicer shall maintain and implement administrative and operating procedures (including the ability to recreate records evidencing the Sub-Serviced Assets in the event of the destruction of the originals thereof), and keep and maintain all documents, books, computer records and other information, reasonably necessary or advisable for the collection of all the Sub-Serviced Assets. Such documents, books and computer records shall reflect all facts giving rise to the Sub-Serviced Assets, all Collections and other payments and credits with respect thereto, and such documents, books and computer records shall clearly and unambiguously indicate the interests of Issuer in the Sub-Serviced Assets.

(ii) Subject to the last sentence of clause (vi) below and any applicable confidentiality or similar agreement, at any reasonable time, upon at least two Business Days’ prior notice to Sub-Servicer, Sub-Servicer will permit representatives or agents of Servicer, Issuer or any of their respective Affiliates (including, for purposes of any inspection (but not visit) internal auditors, but excluding any third party auditors) (or such other Person as such Person may designate) during normal business hours, to (A) visit the properties of Sub-Servicer utilized in connection with the collection, processing or servicing of the Sub-Serviced Assets, and to discuss matters relating to the Sub-Serviced Assets or Sub-Servicer’s performance and activities under or in connection with this Agreement with any officer, employee or internal accountants of Sub-Servicer having knowledge of such matters and (B) inspect and examine the Sub-Servicing Records and make copies of and abstracts from such Sub-Servicing Records relating to the Sub-Serviced Assets and otherwise inspect Sub-Servicer’s information technology systems or other data or computer systems.

(iii) Subject to the last sentence of clause (vi) below and any applicable confidentiality or similar agreement, at any reasonable time, upon at least two Business Days’ prior notice to Sub-Servicer, Sub-Servicer will permit representatives or agents of Servicer, Issuer or any of their respective Affiliates (including any third party auditors) during normal business hours to conduct audits related to the foregoing matters listed in clause (ii) above.

(iv) Sub-Servicer shall authorize such officers, employees, independent accountants and consultants, as applicable, to discuss with Servicer (or such Person as Servicer may designate) the affairs of Sub-Servicer as such affairs relate to the applicable Sub-Serviced Assets.

(v) Any such (A) inspection with respect to Sub-Servicer described in clause (ii) above shall be conducted no more than once per calendar quarter, (B) audit with respect to Sub-Servicer described in clause (iii) above shall be conducted no more than once per 12-month period (subject to the next paragraph) and (C) visit with respect to Sub-Servicer described in clause (ii) above shall be conducted at any time at Servicer’s reasonable request and, in each case, shall be conducted in accordance with Sub-Servicer’s rules respecting safety and security on its premises and without materially disrupting operations; provided that there shall be no restrictions as to the number of inspections or audits Servicer may perform after the occurrence of a Sub-Servicer Trigger Event. Servicer shall bear its own expense (but not any expense of Sub-Servicer) in respect of each inspection (subject to clause (vi) below) and visit pursuant to this Section 4.1(a) and Sub-Servicer shall bear all expenses of each audit pursuant to this Section 4.1(a) (including the reasonable costs and expenses of Servicer) up to a maximum of $50,000 per audit; provided, however, that such maximum shall not apply to the Dilution Data Review or the Dilution Process Review.

(vi) Without limiting the foregoing, Sub-Servicer agrees to satisfy (at Sub-Servicer’s sole expense) all of the procedures and conditions set forth in the definition of “Remediation Plan Trigger” by each of the applicable dates set forth therein. Furthermore, without limiting the foregoing, none of the Dilution Data Review, the Dilution Process Review or the due diligence meeting conducted by a Lender in accordance with the related Loan Agreement, as applicable, shall constitute an inspection with respect to Sub-Servicer pursuant to this Section 4.1(a); provided, that any inspection or audit with respect to NBCUniversal conducted pursuant to Section 6.2(b) of the NBCU SPE Transfer Agreement, Section 6.2(c) of the Subsidiary Sale Agreement or Section 6.2(c) of the NBCU Sale and Contribution Agreement shall constitute such an inspection or audit.

(b) Delivery of Certain Information.

(i) (I) Promptly upon request therefor (and in any event within two (2) Business Days following any such request), Sub-Servicer shall deliver to (or at the direction of) Servicer records reflecting activity through the close of business on the immediately preceding Business Day and (II) as soon as possible following any reasonable request by Servicer, Sub-Servicer shall deliver and turn over to (or at the direction of) Servicer all of Sub-Servicer’s books and records pertaining to the Sub-Serviced Assets or the servicing thereof, including Sub-Servicing Records.

(ii) Sub-Servicer (I) shall provide Servicer, by the August 2011 Determination Date, at Sub-Servicer’s expense, electronic data extracts in respect of the Sub-Serviced Assets, which extracts shall include, without limitation, customer specific information and asset records, in a form satisfactory to Servicer (including the format of all such information) (a “Data Feed”) for any period reasonably specified by Servicer and (II) shall promptly respond to any reasonable inquiry by Servicer in order for Servicer implement and complete Servicer’s testing procedures with respect to the Initial Data Feed.

(c) Delivery of Certain Information and Access Following Resignation or Termination. If at any time Sub-Servicer resigns or is terminated pursuant to the terms of this Agreement:

(i) promptly upon request therefor (and in any event within two (2) Business Days following such request), Sub-Servicer shall deliver to (or at the direction of) Servicer records reflecting activity through the close of business on the Business Day immediately preceding the date of resignation or termination of Sub-Servicer;

(ii) as soon as practicable following the request by Servicer (and in any event within five (5) Business Days following such request), Sub-Servicer:

(I) shall deliver and turn over to (or at the direction of) Servicer all of the books and records pertaining to the Sub-Serviced Assets or the servicing thereof, including Sub-Servicing Records (or copies thereof);

(II) shall provide Servicer a Data Feed for the [***]-month period immediately preceding the date of resignation or termination of Sub-Servicer; and

(III) shall cooperate with Servicer in order to implement and complete Data Testing with respect to the Data Feed delivered pursuant to clause (c)(ii)(II) above to verify that the form and format of such Data Feed may be successfully integrated into Servicer’s or any successor Sub-Servicer’s administration and collection systems; and

(iii) for [***] days following such resignation or termination, Sub-Servicer shall:

(I) allow Servicer or its designees to be present at the premises of Sub-Servicer where such books, records and such Sub-Servicing Records are maintained, and have access to the equipment and software thereon and to any personnel of Sub-Servicer that Servicer or any of its designees may wish to employ to administer, service and collect the Sub-Serviced Assets;

(II) act (if Servicer or any of its designees so requests) as the data-processing agent of Servicer for the Sub-Serviced Assets and, in such capacity, Sub-Servicer shall conduct the data-processing functions of the administration of the Sub-Serviced Assets thereon in substantially the same way that Servicer or its sub-servicer conducted such data-processing functions with respect to the Sub-Serviced Assets before they were delegated to Sub-Servicer hereunder;

(III) on each Reporting Date during such [***]-day period (or on a daily basis if requested by Servicer), provide to Servicer a Data Feed in respect of the related Settlement Period; and

(IV) furnish to Servicer all documents, books, computer records and other information, reasonably necessary or advisable for the collection of, or the allocation of Collections with respect to, all the Sub-Serviced Assets by Servicer or any successor Sub-Servicer.

(d) Notice of Lien and Sub-Servicer Material Adverse Effect. Sub-Servicer shall advise Servicer promptly in writing (and in any event within two (2) Business Days after Sub-Servicer has knowledge or notice), in reasonable detail, (i) of any Lien known to a Responsible Officer of Sub-Servicer made or asserted against any Sub-Serviced Asset, and (ii) of the occurrence of any event known to it which has or could, individually or in the aggregate, have a Sub-Servicer Material Adverse Effect.

(e) Conduct of Business. Sub-Servicer shall (i) carry on and conduct its servicing of receivables and related assets (including the Sub-Serviced Assets) in substantially the same manner as it is presently conducted, (ii) do all things necessary to remain duly organized, validly existing and in good standing as a domestic organization in its jurisdiction of organization and (iii) maintain all requisite authority and licenses to conduct its business, including the servicing of the Sub-Serviced Assets in accordance herewith, in each jurisdiction in which its business is conducted, except where the failure to maintain any such requisite authority or license could, individually or in the aggregate, reasonably be expected to have a Sub-Servicer Material Adverse Effect.

(f) Insurance. Sub-Servicer shall have and maintain all insurance types and in the amounts required by Required Law and dictated by the standard of care set forth herein, in connection with its performance hereunder, except as would not, individually or in the aggregate, be reasonably expected to cause a Sub-Servicer Material Adverse Effect.

(g) Performance and Compliance with Sub-Serviced Assets. Sub-Servicer shall at its own expense, timely and fully perform and comply with, and shall cause each other NBCUniversal Entity to comply with, all provisions, covenants and other promises required to be observed by it under the terms or conditions governing the Sub-Serviced Assets, except where the failure to comply would, individually or in the aggregate, not reasonably be expected to have a Sub-Servicer Material Adverse Effect.

(h) Ownership of Sub-Serviced Assets. Sub-Servicer shall identify the Sub-Serviced Assets clearly and unambiguously in its Sub-Servicing Records to reflect that the Sub-Serviced Assets are owned by Issuer and have been pledged to the Indenture Trustee.

(i) Compliance with Credit and Collection Policies; Law. Sub-Servicer shall comply with the Credit and Collection Policies with respect to the Sub-Serviced Assets and its activities hereunder and with Required Law with respect to it, its business and the Sub-Serviced Assets. Sub-Servicer will secure and maintain its existence, rights, franchises, qualifications and privileges and all of the licenses, authorizations, consents and approvals of all Governmental Authorities necessary to carry out the terms hereof (including the servicing of the Sub-Serviced Assets).

(j) Accuracy of Information. All written factual information furnished hereafter by Sub-Servicer (including any information delivered pursuant to Section 2.3) to any Person for purposes of or in connection with this Agreement with respect to the Sub-Serviced Receivables or any transaction contemplated hereby will be true, complete and correct in all material respects on the date such information is stated or certified, or as of the date most recently updated thereafter. In addition, the historical information furnished to Servicer that is attached as Exhibit E to each Indenture Supplement executed on or about the date hereof, for purposes of, or in connection with, this Agreement or any Related Document with respect to the Serviced Receivables, was true, complete and correct in all material respects on the date as of which such information was stated or certified, or as of the date most recently updated thereafter.

(k) Further Assurances. In addition to each NBCUniversal Monthly Report delivered to Servicer pursuant to Section 2.3, Sub-Servicer shall furnish to Servicer from time to time such statements and schedules further identifying and describing the Sub-Serviced Assets and such other reports in connection with the Sub-Serviced Assets in order for Servicer to comply with its reporting and other obligations under the Servicing Agreement.

(l) Turning Over of Collections. Sub-Servicer shall direct Obligors (other than any Obligor which is an advertiser customer which has not been instructed by an NBCUniversal Entity to make a payment constituting Collections) to pay all Collections pursuant to and in accordance with the terms of the Related Documents. Sub-Servicer shall remit all Collections received by it to Servicer at least one Business Day prior to each date described in the Indenture Supplements in accordance with Section 2.9 of the Servicing Agreement. At all times upon and after the occurrence of a NBCUniversal Downgrade Event, Sub-Servicer shall remit all Collections received by it to Servicer on a daily basis in accordance with Servicer’s instructions. All Collections received by Sub-Servicer shall be held by Sub-Servicer in trust for Servicer for the further benefit of Issuer and its assignees until remitted to Servicer. Sub-Servicer agrees that its obligations under this Agreement, including to remit such Collections in full in accordance with this Section 4.1(l), shall not be affected by any right of setoff, counterclaim, recoupment, defense or other right Sub-Servicer or its Affiliates might have against GE Capital, Servicer, the Transferor, the Issuer or any of their respective Affiliates under any contract or law, all of which rights are hereby expressly waived by Sub-Servicer.

(m) Unrelated Amounts. If Sub-Servicer determines that amounts which are not property of the Transferor, the Issuer or Servicer (the “Unrelated Amounts”) have been deposited with Servicer, then Sub-Servicer shall promptly (and in any event within five (5) days) provide reasonably detailed written evidence thereof to Servicer. Upon receipt of any such notice, Servicer shall withdraw such Unrelated Amounts from the account, and the same shall not be treated as Collections. If any of such Unrelated Amounts are the property of Sub-Servicer or its Affiliates or any other Person other than Servicer, the Transferor or the Issuer and can be identified as such to the satisfaction of Servicer, Servicer shall turn such amounts over to Sub-Servicer for its account within ten (10) Business Days after such identification.

(n) Application of Collections. Sub-Servicer shall use commercially reasonable efforts to promptly (i) apply all payments received by any Obligor (and, if applicable, the related advertising agency if such Obligor is an advertiser customer) to the related Serviced Receivables and (ii) identify all unidentified payments and apply all unapplied payments, in each case, in respect of the related Serviced Receivables, as applicable.

Section 4.2 Negative Covenants of Sub-Servicer. Sub-Servicer covenants and agrees that at all times from and after the Effective Date and until the date on which the outstanding balances of all Serviced Receivables have been reduced to zero:

(a) No Sales, Liens, Etc. Sub-Servicer shall not and shall not purport to (and shall not permit any other NBCUniversal Entity to or purport to), sell, assign (by operation of law or otherwise) or otherwise dispose of, or create or suffer to exist any Lien (other than Permitted Encumbrances) upon (or the filing of any financing statement), or with respect to, any of the Sub-Serviced Assets and Sub-Servicer shall cause to be released any Lien (other than Permitted Encumbrances) that attaches to the Sub-Serviced Assets during the term of this Agreement.

(b) No Authority. Except as provided for in this Agreement, Sub-Servicer shall have no authority hereunder or implied to contract on behalf of Servicer, Transferor, NBCU SPE or Issuer with any third parties and will not hold itself out as having such power or authority.

(c) No Extension or Amendment of Receivables. Sub-Servicer shall not (and shall not permit any other NBCUniversal Entity to) (i) extend, amend, adjust or otherwise modify the terms of any Receivable or Related Security included in the Sub-Serviced Assets other than as is permitted under Sections 2.4(b)(ii) and 2.6(c) of the Servicing Agreement or (ii) notwithstanding the foregoing or anything to the contrary in the Servicing Agreement or any other Related Document, extend the payment terms set forth in any Contract with respect to any Serviced Receivable related thereto.

(d) No Change in Business or Credit and Collection Policy. Sub-Servicer shall not make any change (i) in the character of its business which change could, individually or in the aggregate, reasonably be expected to impair, individually or in the aggregate, the value, collectibility, validity, enforceability or quality of any Serviced Receivable included in the Sub-Serviced Assets or otherwise have, individually or in the aggregate, a Sub-Servicer Material Adverse Effect or (ii) to the Credit and Collection Policies or the application thereof, except with the prior consent of Servicer, which consent shall not be unreasonably withheld, conditioned or delayed.

(e) Change in Payment Instructions to Obligors. Sub-Servicer shall not make any change in its instructions to any Obligor (and, if applicable, the related advertising agency if such Obligor is an advertiser customer) regarding where, how or when payments should be made with respect to the Sub-Serviced Assets without the prior written consent of Servicer.

Section 4.3 Additional Covenants of Sub-Servicer. Sub-Servicer covenants and agrees that at all times from and after the Effective Date and until the date on which the outstanding balance of all Serviced Receivables have been reduced to zero:

(a) Requirements of Law. Sub-Servicer shall (i) duly satisfy all obligations on its part to be fulfilled under or in connection with the Sub-Serviced Assets, (ii) maintain in effect all qualifications required under Requirements of Law in order to properly service the Sub-Serviced Assets and (iii) comply with all other Requirements of Law in connection with servicing the Sub-Serviced Assets, if in the case of any of the foregoing clauses (ii) or (iii), the failure to so satisfy, comply or maintain would have, individually or in the aggregate, a Sub-Servicer Material Adverse Effect.

(b) No Rescission or Cancellation. Sub-Servicer shall not permit any rescission, modification, amendment or cancellation of any Serviced Receivable except (i) as ordered by a court of competent jurisdiction or other Governmental Authority or (ii) in accordance with the Credit and Collection Policies and with the prior written consent of Servicer. Sub-Servicer shall reflect any such rescission or cancellation in its computer files and shall provide prompt notice thereof to Servicer.

(c) Separateness. Sub-Servicer shall observe (and shall cause and assure that each of its respective Affiliates (including NBCU SPE) observe) the applicable legal requirements for the recognition of NBCU SPE as a legal entity separate and apart from Sub-Servicer and each of its Affiliates and comply with and not take any action inconsistent with (and cause to be true and correct) NBCU SPE’s organizational documents (including the separateness and “bankruptcy remote” provisions set forth therein). Sub-Servicer shall also observe (and shall cause and assure that each of its respective Affiliates (including NBCU SPE) observe) the applicable legal requirements for the recognition of each of Issuer and Transferor as a legal entity separate and apart from such other entity and Sub-Servicer, Servicer, Seller, each NBCUniversal Entity, each Transferring Subsidiary and each of their respective Affiliates, as applicable, and comply with and not take any action inconsistent with the organizational documents of Issuer or Transferor, as applicable (including the separateness and “bankruptcy remote” provisions set forth therein).

Section 4.4 No Proceedings. From and after the Effective Date and until the date which is one year plus one day following the date on which all amounts due from Issuer under the Subject Documents and all documents, instruments and agreements related thereto have been paid in full in cash, Sub-Servicer shall not, directly or indirectly, institute or cause to be instituted against Issuer, Transferor or NBCU SPE any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding or other proceeding under any Debtor Relief Laws.

ARTICLE V

INDEMNIFICATION

Section 5.1 Indemnities by Sub-Servicer. Without limiting any other rights that Servicer, Transferor, Issuer or any of their respective Affiliates, successors or assignees or any director,

officer, employee, trustee or agent, organizer or incorporator of any of such Person (each, a “Sub-Servicer Indemnified Person”) may have hereunder or under Required Law, Sub-Servicer hereby agrees to indemnify, hold harmless and defend each Sub-Servicer Indemnified Person from and against any and all Indemnified Amounts which may be imposed on, incurred by or asserted against a Sub-Servicer Indemnified Person arising out of, relating to or resulting from (directly or indirectly): (i) the failure of any information provided by Sub-Servicer, including pursuant to Sections 2.3 or 4.1(k), to any Sub-Servicer Indemnified Person to be true, correct and complete in any material respect as of the date thereof or any earlier date specified therein, if applicable, (ii) the failure of any representation, warranty or statement made or deemed made by Sub-Servicer (or any of their respective officers or employees) under or in connection with this Agreement to have been true, correct and complete in any material respect as of the date made or deemed made, (iii) the failure by Sub-Servicer to comply with Required Law, including with respect to any Sub-Serviced Assets, (iv) any dispute, claim, offset or defense of the Obligor to the payment of any Receivable with respect to the Sub-Serviced Assets arising out of, relating to or resulting from (directly or indirectly) the servicing or other collection activities of Sub-Servicer with respect, or related (directly or indirectly), to any such Sub-Serviced Asset or otherwise undertaken hereunder or as contemplated hereby, (v) any failure of Sub-Servicer to perform, or other breach by Sub-Servicer with respect to, its covenants, obligations, duties or other undertakings hereunder or under any other agreement relating to the Sub-Serviced Assets to which Sub-Servicer is bound, (vi) the negligence, bad faith or willful misconduct of Sub-Servicer or any of their respective Affiliates, or (vii) or any other breach of Sub-Servicer’s obligations under this Agreement; excluding, however, Indemnified Amounts to the extent resulting from (A) gross negligence, bad faith or willful misconduct on the part of the related Sub-Servicer Indemnified Person as determined by a court of competent jurisdiction in a final, non-appealable judgment or (B) recourse for uncollectible Receivables. Any Indemnified Amounts subject to the indemnification provisions of this Section 5.1 shall be paid to the related Sub-Servicer Indemnified Person, without any deduction, set-off or counterclaim, within seven (7) Business Days following demand therefor.

ARTICLE VI

CONDITIONS TO EFFECTIVENESS

Section 6.1 Conditions Precedent to Effectiveness. The effectiveness of this Agreement shall be subject to the conditions precedent that Servicer shall have received each of the following documents, each in form and substance satisfactory to Servicer and its counsel:

(a) A duly executed counterpart of this Agreement executed by each of the parties hereto.

(b) A certificate of the secretary or assistant secretary of Sub-Servicer certifying and (in the case of clauses (i) and (ii)) attaching as exhibits thereto, among other things:

(i) the certificate of formation, operating agreement and all other organizing documents, as applicable, of Sub-Servicer (each certified by the

Secretary of State or other similar official of its State of organization as of a recent date);

(ii) resolutions of the board of directors or other governing body of Sub-Servicer, authorizing the execution, delivery and performance by Sub-Servicer of this Agreement and all other documents evidencing necessary action (including shareholder, member or partner consents, if applicable) and consents or approvals of each applicable Governmental Authority, if any; and

(iii) the incumbency, authority and signature of each officer of Sub-Servicer executing this Agreement or any certificates or other documents delivered hereunder on behalf of Sub-Servicer.

(c) A good standing certificate for Sub-Servicer issued by the Secretary of State or a similar official of its State of organization.

(d) One or more favorable opinions of (i) Dewey & LeBoeuf LLP, special outside New York counsel to Sub-Servicer, and (ii) internal counsel to Sub-Servicer, as to enforceability, no conflicts with laws and agreements and certain other corporate matters, addressed to Servicer, in form and substance satisfactory to Servicer and its counsel.

(e) Such other approvals, documents, instruments, certificates and opinions as Servicer may reasonably request.

ARTICLE VII

MISCELLANEOUS

Section 7.1 Notices. Except as otherwise provided herein, whenever it is provided herein that any notice, demand, request, consent, approval, declaration or other communication shall or may be given to or served upon any party hereto by any other party hereto, or whenever any party hereto desires to give or serve upon any other party hereto any communication with respect to this Agreement, each such notice, demand, request, consent, approval, declaration or other communication shall be in writing and shall be deemed to have been validly served, given or delivered (a) upon the earlier of actual receipt and three (3) Business Days after deposit in the United States Mail, registered or certified mail, return receipt requested, with proper postage prepaid, (b) upon transmission, when sent by facsimile, email or other similar electronic transmission (with such transmission promptly confirmed by delivery of a copy by personal delivery or United States Mail as otherwise provided in this Section 7.1), (c) one (1) Business Day after deposit with a reputable overnight courier with all charges prepaid or (d) when delivered, if hand-delivered by messenger, all of which shall be addressed to the party to be notified and sent to the address or facsimile number indicated below or to such other address (or facsimile number) as may be substituted by notice given as herein provided. The giving of any notice required hereunder may be waived in writing by the party entitled to receive such notice. Failure or delay in delivering copies of any notice, demand, request, consent, approval, declaration or other communication to any Person designated in any written notice provided hereunder to receive copies shall in no way adversely affect the effectiveness of such notice, demand, request, consent, approval, declaration or other communication. Notwithstanding the foregoing, whenever it is provided herein that a notice is to be given to any other party hereto by a specific time, such notice shall only be effective if actually received by such party prior to such time, and if such notice is received after such time or on a day other than a Business Day, such notice shall only be effective on the immediately succeeding Business Day.

If to Servicer:

General Electric Capital Corporation, as Servicer

10 Riverview Drive

Danbury, CT 06810-6268

Attention: Capital Markets Operations

Telephone: (203) 749-6005

Facsimile: (203) 749-4054

with a copy to:

General Electric Capital Corporation

401 Merritt 7

Norwalk, CT 06851

Attention: Counsel, Working Capital Solutions

Telephone: (203) 229-5000

Facsimile: (203) 956-4259

If to Sub-Servicer:

NBCUniversal Media, LLC, as Sub-Servicer

30 Rockefeller Plaza

New York, NY 10112

Attention: Jonathan Zucker

                   James F. Leddy

                   Jacqueline J. Loomans-Thuecks

Telephone No.:   212-664-2416 (Jonathan Zucker)

                               212-413-6231 (James F. Leddy)

                               212-413-5492 (Jacqueline J. Loomans-Thuecks)

Facsimile No.:     212-664-4878 (Department Fax)

E-mail: jonathan.zucker@nbcuni.com

             james.leddy@nbcuni.com

             jacqueline.loomans-thuecks@nbcuni.com

Section 7.2 GOVERNING LAW; CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL.

(a) THIS AGREEMENT AND THE OBLIGATIONS ARISING HEREUNDER SHALL IN ALL RESPECTS, INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, BE GOVERNED BY,

AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK (INCLUDING SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK, BUT WITHOUT REGARD TO ANY OTHER CONFLICTS OF LAW PROVISIONS THEREOF) AND ANY APPLICABLE LAWS OF THE UNITED STATES OF AMERICA.

(b) EACH PARTY HERETO HEREBY CONSENTS AND AGREES THAT THE STATE OR FEDERAL COURTS LOCATED IN THE BOROUGH OF MANHATTAN IN NEW YORK CITY SHALL HAVE EXCLUSIVE JURISDICTION TO HEAR AND DETERMINE ANY CLAIMS OR DISPUTES BETWEEN THEM PERTAINING TO THIS AGREEMENT OR TO ANY MATTER ARISING OUT OF OR RELATING TO THIS AGREEMENT; PROVIDED, THAT EACH PARTY HERETO ACKNOWLEDGES THAT ANY APPEALS FROM THOSE COURTS MAY HAVE TO BE HEARD BY A COURT LOCATED OUTSIDE OF THE BOROUGH OF MANHATTAN IN NEW YORK CITY. EACH PARTY HERETO SUBMITS AND CONSENTS IN ADVANCE TO SUCH JURISDICTION IN ANY ACTION OR SUIT COMMENCED IN ANY SUCH COURT, AND EACH PARTY HERETO HEREBY WAIVES ANY OBJECTION THAT SUCH PARTY MAY HAVE BASED UPON LACK OF PERSONAL JURISDICTION, IMPROPER VENUE OR FORUM NON CONVENIENS AND HEREBY CONSENTS TO THE GRANTING OF SUCH LEGAL OR EQUITABLE RELIEF AS IS DEEMED APPROPRIATE BY SUCH COURT. EACH PARTY HERETO HEREBY WAIVES PERSONAL SERVICE OF THE SUMMONS, COMPLAINT AND OTHER PROCESS ISSUED IN ANY SUCH ACTION OR SUIT AND AGREES THAT SERVICE OF SUCH SUMMONS, COMPLAINT AND OTHER PROCESS MAY BE MADE BY REGISTERED OR CERTIFIED MAIL ADDRESSED TO SUCH PARTY AT ITS ADDRESS DETERMINED IN ACCORDANCE WITH SECTION 7.1 AND THAT SERVICE SO MADE SHALL BE DEEMED COMPLETED UPON THE EARLIER OF SUCH PARTY’S ACTUAL RECEIPT THEREOF OR THREE DAYS AFTER DEPOSIT IN THE UNITED STATES MAIL, PROPER POSTAGE PREPAID. NOTHING IN THIS SECTION SHALL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

(c) BECAUSE DISPUTES ARISING IN CONNECTION WITH COMPLEX FINANCIAL TRANSACTIONS ARE MOST QUICKLY AND ECONOMICALLY RESOLVED BY AN EXPERIENCED AND EXPERT PERSON AND THE PARTIES WISH APPLICABLE STATE AND FEDERAL LAWS TO APPLY (RATHER THAN ARBITRATION RULES), THE PARTIES DESIRE THAT THEIR DISPUTES BE RESOLVED BY A JUDGE APPLYING SUCH APPLICABLE LAWS. THEREFORE, TO ACHIEVE THE BEST COMBINATION OF THE BENEFITS OF THE JUDICIAL SYSTEM AND OF ARBITRATION, THE PARTIES HERETO WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT, OR PROCEEDING BROUGHT TO RESOLVE ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT OR

OTHERWISE, ARISING OUT OF, CONNECTED WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED AMONG THEM IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 7.3 Counterparts. This Agreement may be executed in any number of separate counterparts, each of which shall collectively and separately constitute one agreement. Executed counterparts of this Agreement may be delivered electronically.

Section 7.4 Severability. Wherever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under Required Law, but if any provision of this Agreement shall be prohibited by or invalid under Required Law, such provision shall be ineffective only to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Agreement.

Section 7.5 Section Titles. The section titles and table of contents contained in this Agreement are and shall be without substantive meaning or content of any kind whatsoever and are not a part of the agreement between the parties hereto.

Section 7.6 Binding Effect; Assignability. This Agreement shall be binding upon and inure to the benefit of Servicer and Sub-Servicer and their respective successors and permitted assigns. Neither Servicer nor Sub-Servicer may assign, transfer, hypothecate or otherwise convey any of its rights or obligations hereunder or interests herein without the express prior written consent of the other party. Any such purported assignment, transfer, hypothecation or other conveyance by either Servicer or Sub-Servicer without the prior express written consent of the other party shall be void. Each of Servicer and Sub-Servicer acknowledges and agrees that, upon any such assignment, the assignee thereof may enforce directly, all of the obligations of Servicer or Sub-Servicer hereunder, as applicable.

Section 7.7 Termination; Survival of Obligations. This Agreement shall create and constitute the continuing obligations of the parties hereto in accordance with its terms, and shall remain in full force and effect until the earlier to occur of: (a) the date on which the outstanding balances of the Sub-Serviced Assets have been reduced to zero and (b) the effectiveness of any Sub-Servicer Termination Notice delivered to Sub-Servicer pursuant to Section 2.6; provided, however, Section 2.10, Section 4.1(c), Section 4.4, the indemnification and payment provisions of Article V and Sections 7.7, 7.8, 7.12 and 7.13 shall survive any termination of this Agreement.

Section 7.8 Confidentiality. (a) NOTWITHSTANDING ANYTHING TO THE CONTRARY SET FORTH HEREIN, THE OBLIGATIONS OF CONFIDENTIALITY CONTAINED HEREIN, SHALL NOT APPLY TO THE FEDERAL TAX STRUCTURE OR FEDERAL TAX TREATMENT OF THIS TRANSACTION, AND EACH PARTY (AND ANY EMPLOYEE, REPRESENTATIVE, OR AGENT OF ANY PARTY) MAY DISCLOSE TO ANY AND ALL PERSONS, WITHOUT LIMITATION OF ANY KIND, THE FEDERAL TAX STRUCTURE AND FEDERAL TAX TREATMENT OF THIS TRANSACTION. THE PRECEDING SENTENCE IS INTENDED TO CAUSE THIS TRANSACTION TO BE TREATED AS NOT HAVING BEEN OFFERED UNDER CONDITIONS OF CONFIDENTIALITY FOR PURPOSES OF SECTION 1.6011-4(B)(3) (OR ANY

SUCCESSOR PROVISION) OF THE TREASURY REGULATIONS PROMULGATED UNDER SECTION 6011 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED, AND SHALL BE CONSTRUED IN A MANNER CONSISTENT WITH SUCH PURPOSE. IN ADDITION, EACH PARTY ACKNOWLEDGES THAT IT HAS NO PROPRIETARY OR EXCLUSIVE RIGHTS TO THE FEDERAL TAX STRUCTURE OF THIS TRANSACTION OR ANY FEDERAL TAX MATTER OR FEDERAL TAX IDEA RELATED TO THIS TRANSACTION.

(b) (i) It is understood that, in the performance by Sub-Servicer of the terms hereof, Sub-Servicer may have access to private or confidential information of Servicer, Transferor, Issuer, their respective Affiliates, and their respective employees and customers (collectively, the “Confidential Information Persons”). Sub-Servicer agrees that each such Confidential Information Person’s confidential information may include information regarding this Agreement, the Records and the other documents, instruments and agreements discussed herein (including the Servicing Agreement and the other agreements entered into in connection therewith). Sub-Servicer shall use that degree of care it exercises to protect its own private or confidential information to keep, and to have its employees and agents keep, any and all private or confidential information of each such Confidential Information Person reasonably so designated in writing to Sub-Servicer by such Confidential Information Person or its representative strictly confidential and to use such information only for the purpose of providing the sub-servicing hereunder or as otherwise agreed to by such Confidential Information Persons, as applicable. Sub-Servicer acknowledges and agrees that in the event of a breach or threatened breach by it of the provisions of this Section 7.8, such Confidential Information Persons, as applicable, will have no adequate remedy in money or damages and, accordingly, shall be entitled to an injunction against such breach. However, no specification in this Agreement of a specific legal or equitable remedy shall be construed as a waiver or prohibition against any other legal or equitable remedies in the event of a breach of any provision of this Agreement. Sub-Servicer shall not provide any private or confidential information of any Confidential Information Person to third parties pursuant to an administrative or judicial subpoena, summons, search warrant or other governmental order without providing prior notice to such Confidential Information Person, unless otherwise provided by Required Law or court order.

(ii) It is understood that, in accordance with the provisions of the terms hereof, Servicer may have access to private or confidential information of Sub-Servicer, its Affiliates, and their respective employees and customers (collectively, the “NBCUniversal Confidential Information Persons”). Servicer agrees that each such NBCUniversal Confidential Information Person’s confidential information may include information regarding this Agreement, the Records and the other documents, instruments and agreements discussed herein. Servicer shall use that degree of care it exercises to protect its own private or confidential information to keep, and to have its employees and agents keep, any and all private or confidential information of each such NBCUniversal Confidential Information Person reasonably so designated in writing to Servicer by such NBCUniversal Confidential Information Person or its representative strictly confidential and to use such information only for the purpose of servicing, collecting and administering the Serviced Receivables and the Related Security pursuant to the Servicing Agreement and the other Related Documents, deriving all of the benefits of its rights hereunder and enforcing its rights and remedies hereunder or as otherwise agreed to by such NBCUniversal Confidential Information Persons, as applicable. Servicer acknowledges and agrees that in the event of a breach or threatened breach by it of the provisions of this Section 7.8, such NBCUniversal Confidential Information Persons, as applicable, will have no adequate remedy in money or damages and, accordingly, shall be entitled to an injunction against such breach. However, no specification in this Agreement of a specific legal or equitable remedy shall be construed as a waiver or prohibition against any other legal or equitable remedies in the event of a breach of any provision of this Agreement. Servicer shall not provide any private or confidential information of any NBCUniversal Confidential Information Person to third parties pursuant to an administrative or judicial subpoena, summons, search warrant or other governmental order without providing prior notice to such NBCUniversal Confidential Information Person, unless otherwise provided by Required Law or court order.

(c) Sub-Servicer’s and Servicer’s obligations and agreements under this Section 7.8 shall not apply to any information supplied or in its possession that:

(i) subject to the last sentence of Sections 7.8(b)(i) or 7.8(b)(ii) above, as applicable, is required to be disclosed by Sub-Servicer or Servicer, as applicable, to any Person pursuant to any applicable Required Law so long as Sub-Servicer or Servicer, as applicable, provides each related Confidential Information Person or NBCUniversal Confidential Information Person, as applicable, prior notice of such disclosure, unless Sub-Servicer or Servicer, as applicable, is otherwise restricted by Required Law or court order from providing such prior notice;

(ii) is or becomes generally available to the public other than by breach of this Agreement;

(iii) information of a general nature with respect to shared customers; or

(iv) otherwise becomes lawfully available on a nonconfidential basis from a third party who is not under an obligation of confidence to any Confidential Information Person or NBCUniversal Confidential Information Person, as applicable.

Section 7.9 Complete Agreement; Modification of Agreement. This Agreement constitutes the complete agreement among the parties hereto with respect to the subject matter hereof, supersedes all prior agreements and understandings relating to the subject matter hereof, and may not be modified, altered or amended except as set forth in Section 7.10.

Section 7.10 Amendments and Waivers. No amendment, modification, termination or waiver of any provision of this Agreement, or any consent to any departure by any party hereto therefrom, shall in any event be effective unless the same shall be in writing and signed by each of the parties hereto.

Section 7.11 No Waiver; Remedies. The failure by Servicer, at any time or times, to require strict performance by Sub-Servicer of any provision of this Agreement shall not waive, affect or diminish any right of Servicer thereafter to demand strict compliance and performance herewith. Any suspension or waiver of any breach or default hereunder shall not suspend, waive or affect any other breach or default whether the same is prior or subsequent thereto and whether the same or of a different type. None of the undertakings, agreements, warranties, covenants and representations of Sub-Servicer contained in this Agreement and no breach or default by Sub-Servicer hereunder, shall be deemed to have been suspended or waived by Servicer unless such waiver or suspension is by an instrument in writing signed by an officer of or other duly authorized signatory of Servicer and directed to Sub-Servicer specifying such suspension or waiver. The rights and remedies of Servicer under this Agreement shall be cumulative and nonexclusive of any other rights and remedies that Servicer may have under any other agreement, by operation of Required Law or otherwise.

Section 7.12 Limited Recourse. The obligations of each of Sub-Servicer and Servicer under this Agreement are solely the obligations of Sub-Servicer or Servicer, as applicable. No recourse shall be had for any obligation or claim arising out of or based upon this Agreement against any organizer, incorporator, shareholder, officer, manager, member or director, past, present or future, of Sub-Servicer or Servicer or of any successor or of its respective constituent members or its other respective Affiliates, either directly or through Sub-Servicer or Servicer, as the case may be, or any successor thereof, whether by virtue of any constitution, statute or rule of Required Law or by the enforcement of any assessment or penalty or otherwise, all such liability being, by acceptance hereof and as part of the consideration for the acceptance hereof, expressly waived and released. For avoidance of doubt, Sub-Servicer shall have no claim against Issuer or Transferor arising under or in connection with this Agreement. SUB-SERVICER SHALL NOT BE RESPONSIBLE OR LIABLE TO SERVICER, ANY SUCCESSOR, ASSIGNEE OR THIRD PARTY BENEFICIARY OF SERVICER OR ANY OTHER PERSON ASSERTING CLAIMS DERIVATIVELY THROUGH SUCH PERSON, FOR INDIRECT, PUNITIVE, EXEMPLARY OR CONSEQUENTIAL DAMAGES THAT ARISE OR MAY BE ALLEGED AS A RESULT OF ANY TRANSACTION CONTEMPLATED HEREUNDER. SERVICER SHALL NOT BE RESPONSIBLE OR LIABLE TO SUB-SERVICER, ANY SUCCESSOR, ASSIGNEE OR THIRD PARTY BENEFICIARY OF SUB-SERVICER OR ANY OTHER PERSON ASSERTING CLAIMS DERIVATIVELY THROUGH SUCH PERSON, FOR INDIRECT, PUNITIVE, EXEMPLARY OR CONSEQUENTIAL DAMAGES THAT ARISE OR MAY BE ALLEGED AS A RESULT OF ANY TRANSACTION CONTEMPLATED HEREUNDER.

Section 7.13 Further Assurances. Sub-Servicer shall, at its sole cost and expense, promptly and duly execute and deliver any and all further instruments and documents, and take such further action, that may be necessary or desirable or that Servicer may request to enable Servicer to exercise and enforce its rights under this Agreement or otherwise carry out more effectively the provisions and purposes of this Agreement or the Servicing Agreement with respect to the Sub-Serviced Assets.

Section 7.14 Waiver of Setoff. Sub-Servicer hereby waives any right of setoff that it may have for amounts owing to it under or in connection with this Agreement.

Section 7.15 Other Activities of Sub-Servicer. Nothing herein shall prevent Sub-Servicer or its Affiliates from engaging in other businesses or, in their sole and absolute discretion, from acting in a similar capacity as an administrator for any other Person even though such Person may engage in business activities similar to those of Servicer.

Section 7.16 Pledge of Assets. Sub-Servicer hereby acknowledges that the Issuer has granted a security interest in the Sub-Serviced Assets to the Indenture Trustee, and hereby waives any defenses it may have against the Indenture Trustee for the enforcement of this Agreement in the event of foreclosure by the Indenture Trustee against the Sub-Serviced Assets. Accordingly, the parties hereto agree that, in the event of foreclosure by the Indenture Trustee against the Sub-Serviced Assets, the Indenture Trustee shall have the right to enforce this Agreement and the full performance by the parties hereto of their obligations and undertakings set forth herein.

Section 7.17 Third-Party Beneficiaries. Each Sub-Servicer Indemnified Person is an express third-party beneficiary hereof and shall have the right to enforce Article V of this Agreement against Sub-Servicer as if it was a party hereto.

[Signatures Follow]

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the date first above written.

GENERAL ELECTRIC CAPITAL CORPORATION, as Servicer

By:	/s/ Paul DeDomenico
	Name:	Paul DeDomenico
	Title:	Authorized Signatory

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NBCUNIVERSAL MEDIA, LLC, as Sub-Servicer

By:	/s/ Lynn Calpeter
	Name:	Lynn Calpeter
	Title:	Executive Vice President and Chief Financial Officer

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